Exhibit 99.1

M.D.C. HOLDINGS INC.

News Release

M.D.C. HOLDINGS ANNOUNCES NEW $450 MILLION CREDIT FACILITY

DENVER, COLORADO, Monday, December 16, 2013. M.D.C. Holdings, Inc. (NYSE: MDC) today announced that it has entered into a new five-year $450 million unsecured revolving credit facility. The new facility permits an increase in the maximum commitment amount to as much as $1 billion, subject to receipt of additional commitments from existing or additional participant lenders.

"We are pleased with the closing of our new credit facility,” said Larry A. Mizel, MDC’s Chairman and Chief Executive Officer. "This credit facility increases our overall liquidity and provides MDC with additional financial flexibility to take advantage of opportunities to grow our business as the housing market continues to recover.”

John M. Stephens, MDC’s Senior Vice President and Chief Financial Officer, added, “This commitment is a testament of the confidence that our lender group has in our industry and in our ability to successfully execute a disciplined operating strategy. We look forward to strengthening the valuable relationships with our lenders as we strive to improve our market position and enhance our operating returns."

U.S. Bank National Association, Citibank, N.A., SunTrust Robinson Humphrey, Inc. and PNC Capital Markets LLC acted as joint lead arrangers and joint book runners for the facility with U.S. Bank National Association acting as designated agent and co-administrative agent, Citibank, N.A. acting as co-administrative agent, and SunTrust Bank and PNC Bank, National Association, acting as co-syndication agents. The other lenders are Bank of the West, Regions Bank, Zions First National Bank, and Vectra Bank Colorado, NA.

About MDC

Since 1972, MDC's subsidiary companies have built and financed the American dream for more than 175,000 homebuyers. MDC's commitment to customer satisfaction, quality and value is reflected in each home its subsidiaries build. MDC is one of the largest homebuilders in the United States. Its subsidiaries have homebuilding operations across the country, including the metropolitan areas of Denver, Colorado Springs, Salt Lake City, Las Vegas, Phoenix, Tucson, Riverside-San Bernardino, Los Angeles, San Francisco Bay Area, Washington D.C., Baltimore, Philadelphia, Jacksonville, Orlando, South Florida and Seattle. The Company's subsidiaries also provide mortgage financing, insurance and title services, primarily for Richmond American homebuyers, through HomeAmerican Mortgage Corporation, American Home Insurance Agency, Inc. and American Home Title and Escrow Company, respectively. M.D.C. Holdings, Inc. is traded on the New York Stock Exchange under the symbol "MDC." For more information, visit www.mdcholdings.com.

M.D.C. HOLDINGS INC.

Contact:	Robert N. Martin
Vice President of Finance and Corporate Controller
(720) 977-3431
bob.martin@mdch.com

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